Exhibit 99

Contact:

Brent Turner

Co-President

(615) 861-6000

Acadia Healthcare Names Wade Miquelon, EVP and CFO of Walgreens,

to Board of Directors

FRANKLIN, Tennessee, January 25, 2012— Acadia Healthcare Company, Inc. (“Acadia” or the “Company”) (NASDAQ: ACHC) today announced that it has named Wade D. Miquelon to the Board of Directors. Since July 2009, Mr. Miquelon has been Executive Vice President and Chief Financial Officer of Walgreen Co. Mr. Miquelon joined Walgreens in June 2008 as Senior Vice President and Chief Financial Officer. Prior to Walgreens, he was Executive Vice President and Chief Financial Officer at Tyson Foods, Inc. from 2006 to 2008. From 1989 to 2006, Mr. Miquelon served Procter & Gamble in a number of positions of increasing responsibility, most recently for three years as Vice President—Finance, Western Europe, the senior most financial officer responsible for the 17-country Western Europe operation. Among other positions during his tenure at P&G, Mr. Miquelon was the head of Finance and Accounting for the ASEAN, Australasia, and India region, served as Director and Investment Partner of I Ventures, a P&G venture capital fund, and co-founded and served as Chief Financial Officer and Senior Vice President of Business Development/Human Resources of Emmperative, Inc., an enterprise marketing management software joint venture between P&G and other entities.

Joey Jacobs, Chairman and Chief Executive Officer of Acadia, remarked, “Wade Miquelon brings tremendous expertise in a range of disciplines to Acadia, as well as valuable perspectives from his work with both large established companies and young growth companies. We welcome Wade to the Board, confident of his ability to contribute to the Company’s long-term growth in earnings and shareholder value.”

About Acadia

Acadia is a provider of inpatient behavioral health care services. Acadia operates a network of 29 behavioral health facilities with approximately 1,970 licensed beds in 18 states. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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